UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2008

FIRST FINANCIAL CORPORATION
 (Exact name of registrant as specified in its charter)

Indiana	000-16759	35-1546989
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One First Financial Plaza Terre Haute, Indiana	47807
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (812) 238-6264

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 16, 2008 the Compensation Committee of First Financial Corporation (the “Corporation”) set the 2009 annual base salaries of the named executive officers and approved the bonus amounts payable to the named executive officers for 2008. These amounts are set forth in the table below.

Name and Principal Position	2008 Bonus Award	2009 Base Salary
Donald E. Smith President and Chairman of the Corporation; Chairman of First Financial Bank, NA	$160,000	$602,774
Norman L. Lowery Vice Chairman, CEO and Vice President of the Corporation; President and CEO of First Financial Bank, NA	$150,000	$485,509
Michael A. Carty CFO, Secretary and Treasurer of the Corporation; Senior Vice President and CFO of First Financial Bank, NA	$20,000	$194,327
Richard O. White Senior Vice President of First Financial Bank, NA	$12,000	$163,000
Thomas S. Clary Senior Vice President and CCO of First Financial Bank, NA	$15,000	$161,976

On December 16, 2008, the Compensation Committee of the Corporation also approved an extension of the existing employment agreement (the “Employment Agreement”) between First Financial Bank, NA (“FFB”), the Corporation’s wholly-owned banking subsidiary, and Norman L. Lowery, and joined in by the Corporation. A copy of the Employment Agreement as amended, which will be effective January 1, 2009, will be filed separately upon execution by the Corporation, FFB and Mr. Lowery.

The Employment Agreement is a five-year agreement which may be extended each year by the board of directors of FFB for an additional one-year term. Under the Employment Agreement, Mr. Lowery receives an annual salary equal to $485,509.00, subject to increases approved by the Board of Directors, and is entitled to participate in other bonus and fringe benefit plans available to the Corporation’s and FFB’s employees.

If Mr. Lowery is terminated “without cause” or if he terminated for “good reason,” and such termination does not occur within 12 months after a “change in control” (as such terms are defined in the Employment Agreement), he would receive an amount equal to the sum of his base salary and bonuses through the end of the then-current term of the Employment Agreement. He is entitled to receive cash reimbursements in an amount equal to his cost of obtaining all benefits which he would have been eligible to participate in or receive though the term of the Employment Agreement.

If Mr. Lowery is terminated for other than “just cause” or is constructively discharged and this occurs within 12 months following a change in control, he would be entitled to an amount equal to the greater of the compensation and benefits described above if the termination did not occur within 12 months following a change in control; or, the product of 2.99 times the sum of (i) his base salary in effect as of the date of the change in control; (ii) an amount equal to the bonuses received by or payable to him in or for the calendar year prior to the year in which the change in control occurs; and (iii) cash reimbursements in an amount equal to his cost of obtaining for a period of three years, beginning on the date of termination, all benefits which he was eligible to participate in or receive. Mr. Lowery is also entitled to the payment provided for in the paragraph if a change in control occurs that was not approved by a majority of the Board of Directors.

If Mr. Lowery qualifies as a “key employee” at the time of his separation from service, FFB may not make certain payments earlier than six months following the date of the his separation from service (or, if earlier, the date of his death). Payments to which Mr. Lowery would otherwise be entitled during the first six months following the date of his separation from service will be accumulated and paid to Mr. Lowery on the first day of the seventh month following his separation from service.

If as a result of a change in control Mr. Lowery becomes entitled to any payments from FFB which are determined to be payments subject to the Code Section 280G, the amount due will be increased to include payment equal to the amount of excise tax imposed under Sections 280G and 4999 of the Internal Revenue Code (the “Excise Tax Payment”) and the amount necessary to provide the Excise Tax Payment net of all income, payroll and excise taxes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2008

FIRST FINANCIAL CORPORATION

By: /s/ Michael A. Carty
Michael A. Carty
Secretary, Treasurer and Chief Financial Officer

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